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                                                                    Exhibit 99.1



Media Contact:    Peter W. Thonis, GTE, 972-507-5367, peter.thonis@hq.gte.com
                  Adam Weiner, for Georgetown Partners, 212-521-4823, adam-weiner@kekst.com

                                                                 April 5, 1999

              GTE TO ACQUIRE AMERITECH WIRELESS ASSETS IN MIDWEST


    * Combination Will Speed Strategy to Become National Wireless Provider;
  * Investment Firm Georgetown Partners to Have Equity Interest in Acquisition

IRVING, Texas, -- GTE Corporation today announced that it will acquire approximately half of Ameritech's wireless properties, enhancing GTE's wireless portfolio in the Midwest and further accelerating the company's strategy to become a national provider of telecommunications services. The company will pay $3.27 billion in cash for the properties, which include 1.7 million subscribers and more than 12.9 million total POPs.

         The investment company Georgetown Partners will participate in the acquisition and will hold a minority equity interest in the properties.

         The boards of directors of GTE, Ameritech and Georgetown Partners have approved the transaction. Bell Atlantic has agreed to support the transaction and has given its consent as is required under the terms of its merger of equals agreement with GTE. The acquisition involves properties Ameritech must divest as part of its proposed merger with SBC.

         The Ameritech properties will strengthen GTE's national wireless competitiveness, adding three important U.S. markets - Chicago, St. Louis and Central Illinois - to GTE's existing wireless operations in 17 states. When GTE and Bell Atlantic finalize their merger, the combined company will have a wireless footprint encompassing nearly two thirds of the largest U.S. markets. In total, the merged company, based on today's numbers, would have approximately 13 million customers, making it in terms of subscribers the largest wireless operator in the U.S.

                                     -more-

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GTE-2

         GTE Chairman and CEO Charles R. Lee said, "The addition of Ameritech's wireless properties in the Midwest will accelerate our wireless strategy, enabling us in combination with Bell Atlantic to build an efficient, coast-to-coast wireless operation. At the same time, these properties will both enhance our ability to bundle products and services in areas where we also offer local phone service, and facilitate expansion into the local phone markets in key Midwest cities such as Chicago and St. Louis. The result will be a new competitor for wireless and wireline services in selected Midwest markets, as well as a stronger contender in the national wireless marketplace overall."

         On a GTE stand-alone basis, the transaction is expected to be slightly dilutive to earnings per share in the first year. Moreover, the initial pro forma dilution to the earnings per share of the combined GTE-Bell Atlantic is expected to be insignificant. GTE said it would initially finance its portion of the purchase with debt, but would pay down that debt with the more than $3 billion the company expects to generate from the previously announced sale of non-core assets.

         Under the terms of the definitive agreement, completion of this transaction is contingent on the close of the SBC-Ameritech merger, expected in mid 1999.

        The wireless properties will initially be managed as a stand-alone subsidiary, which will be 93 percent owned by GTE and 7 percent owned by Davenport Cellular Communications LLC, a company wholly owned by Georgetown Partners. Chester Davenport, Chairman of Georgetown Partners and Davenport Cellular, will serve as Chairman of the subsidiary, which will report to Mark
S. Feighner, President of GTE Wireless, in Atlanta. Beyond Davenport Cellular's financial investment, it will provide the GTE subsidiary with marketing services designed to capture demand for wireless products and services in high-potential but under-served ethnic markets. Once the GTE-Bell Atlantic merger is completed, the properties will be integrated into the combined companies' wireless business.

                                     -more-

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GTE-3

         Mr. Davenport said, "The Ameritech wireless operations represent an excellent investment opportunity for Georgetown Partners, consistent with our strategy of bringing capital to businesses that are being divested as a result of industry consolidation. We're very pleased to have as a partner a company with the operating expertise and broad existing wireless footprint of GTE, and we look forward to helping GTE market its cellular services."

         Mr. Lee said, "We're pleased to be working with Georgetown Partners. Chester Davenport has a proven record of creating value through innovative technology and marketing strategies, and his firm's involvement will be an important addition to our efforts."

         Mr. Feighner said, "In an industry characterized by rapid consolidation and aggressive pricing, our strategy has been to offer customers rate plans with the best local and regional coverage. The addition of Ameritech's properties in the Midwest helps us fill out our existing robust footprint, giving us greater coverage and pricing flexibility. More important, it is the melding of two talented groups of employees forming a wireless operation that will be stronger together than they would have been separately."

         GTE believes that the national scale and scope achieved through this acquisition and in combination with its merger with Bell Atlantic will enable the wireless operation to realize significant revenue enhancements, cost savings and capital efficiencies. Acquiring these Ameritech properties will increase GTE's wireless subscriber base by more than one third, enabling greater economies of scale in an increasingly competitive industry.

         The Ameritech wireless properties complement GTE's existing footprint. They overlap with approximately 500,000 of GTE's wireline access lines in Illinois, Indiana and Missouri, enabling GTE to expand its bundling initiatives, and are contiguous with existing GTE wireless properties in Illinois, Indiana, Kentucky and Tennessee. Moreover, Ameritech utilizes CDMA digital technologies that are fully compatible with those of GTE and Bell Atlantic.

                                     -more-

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GTE-4

         The transaction will require approval by various regulatory authorities, as well as expiration of the applicable Hart-Scott-Rodino waiting period.

With revenues of more than $25 billion in 1998, GTE is a leading telecommunications provider with one of the broadest arrays of services in the industry. In the U.S., GTE provides local service in 28 states and wireless service in 17 states; nationwide long-distance service and internetworking services ranging from dial-up Internet access for residential and small business consumers to Web-based applications for Fortune 500 companies; as well as video service in selected markets. Outside the U.S., the company serves more than nine million customers.


Georgetown Partners was founded in 1989 and is based in Bethesda, Maryland.
Mr. Davenport, its Chairman, was the founder and Chairman of Envirotest Systems Corp., an American Stock Exchange-listed company which was sold in October 1998 to a private firm for approximately $580 million. Georgetown Partners' original investment was in the assets that eventually formed Envirotest Systems Corp.